ITEM 77.O

10/01/2006 - 3/31/2007


PORTFOLIO
BATS Series C

TRADE DATE
02/28/07

ISSUER
PROCTER & GAMBLE COMPANY (THE)

SELLING COUNTERPARTY
Morgan Stanley & Co.

TRADE AMOUNT
$85,000

TRADE PRICE
99.32

AFFILATED UNDERWRITER
Merrill Lynch, Pierce, Fenner & Smith Incorporated"

COMMISSION GROSS SPREAD
0.88%

AMOUNT PUR. BY BLK ACCOUNTS
$9,940,000

PERCENTAGE OF OFFERING PURCHASED BY BLACKROCK ACCOUNTS
0.7%

DATE OFFERING COMMENCED
02/28/07

UNDERWRITERS
Citigroup Global Markets Inc.; Goldman, Sachs & Co.; J.P. Morgan
Securities
Inc.; Morgan Stanley & Co. Incorporated; Merrill Lynch, Pierce,
Fenner & Smith
Incorporated; ABN AMRO Incorporated; Deutsche Bank Securities
Inc.; HSBC
Securities (USA) Inc.; Fifth Third Securities, Inc.; PNC Capital
Markets, Inc.;
The Williams Capital Group, L.P.